NEWS RELEASE

Virtus Investment Partners Completes Refinancing of Debt

9/28/2021

New Term Loan and Revolving Credit Facility Extend Maturity and Reduce Borrowing Costs

HARTFORD, Conn., Sept. 28, 2021 /PRNewswire/ -- Virtus Investment Partners, Inc. (NASDAQ: VRTS), which operates a multi-boutique asset management business, today announced that it has completed the refinancing of its existing credit agreement with a new $275 million senior secured term loan and $175 million revolving credit facility. The refinancing extends the company's debt maturity profile and provides improved terms.

The new $275 million term loan has a scheduled maturity in 2028 and bears interest at a rate of LIBOR plus 225 basis points, with no LIBOR floor rate. The previous term loan had a rate of LIBOR plus 225 to 250 basis points, depending on net leverage levels, and a LIBOR floor of 75 basis points. Proceeds will be used to repay the company's existing $194 million term loan, as well as for general corporate purposes.

The new credit line, which bears interest at the same rate as the term loan, provides up to $175 million of borrowing capacity through 2026 and replaces a $100 million revolving credit facility.

"We are pleased to successfully complete the refinancing, which lowers our cost of capital and improves our financial flexibility through an extended term," said Chief Financial Officer Michael A. Angerthal. "With an enhanced capital position and strong free cash flow, we continue to prioritize investing in the growth of the business, returning capital to shareholders, and maintaining appropriate levels of debt."

The term loan was arranged by Morgan Stanley as the lead arranger and bookrunner. In addition, Barclays Bank, RBC Capital Markets, Bank of America, and JP Morgan served as joint lead arrangers and joint bookrunners.

The credit facility was arranged by Morgan Stanley as lead arranger and administrative agent, Barclays Bank and RBC Capital Markets as syndication agents, and The Bank of New York Mellon as documentation agent. Other lenders participating in the syndicate were Bank of America and JP Morgan.

About Virtus Investment Partners, Inc.

Virtus Investment Partners (NASDAQ: VRTS) is a distinctive partnership of boutique investment managers singularly committed to the long-term success of individual and institutional investors. The company provides investment management products and services through its affiliated managers and select subadvisers, each with a distinct investment style, autonomous investment process, and individual brand. Virtus Investment Partners offers

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access to a variety of investment styles across multiple disciplines to meet a wide array of investor needs. Its a�liates include Ceredex Value Advisors, Du� & Phelps Investment Management, Kayne Anderson Rudnick Investment Management, New�eet Asset Management, NFJ Investment Group, Seix Investment Advisors, Silvant Capital Management, Sustainable Growth Advisers, and Virtus ETF Solutions.   View original content to download multimedia:https://www.prnewswire.com/news-releases/virtus-investment- partners-completes-re�nancing-of-debt-301387136.html SOURCE Virtus Investment Partners, Inc. 2